Exhibit 23


            Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in the Registration Statement of Union Community Bancorp on Form S-8, File Number 333-68837, of our report, dated January 28, 2005, on our audits of the consolidated financial statements of Union Community Bancorp as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, which report is incorporated by reference in Union Community Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.





/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana
March 28, 2005